Exhibit 5.2

Berkshire Hathaway Energy Company

P.O. Box 657

Des Moines, Iowa 50306-0657

(503) 813-5372 Telephone

E-mail: JBErb@brkenergy.com

JEFFERY B. ERB

Vice President, Chief Corporate Counsel & Corporate Secretary

January 3, 2023

Berkshire Hathaway Energy Company

666 Grand Avenue

Des Moines, Iowa 50309-2580

Ladies and Gentlemen:

I am the Vice President, Chief Corporate Counsel & Corporate Secretary of Berkshire Hathaway Energy Company, an Iowa corporation (the “Company”). The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-4 (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the prospectus included therein in connection with the offering by the Company of up to $1,000,000,000 aggregate principal amount of its 4.600% Senior Notes due 2053 (the “Exchange Notes”) in exchange for up to $1,000,000,000 aggregate principal amount of its 4.600% Senior Notes due 2053 (the “Initial Notes”).

The Exchange Notes are to be issued pursuant to the Indenture, dated as of October 4, 2002, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as amended by the Second Supplemental Indenture thereto, dated as of May 16, 2003, the Fourth Supplemental Indenture, dated March 24, 2006, and the Fifth Supplemental Indenture, dated as of May 11, 2007 (as so amended, the “Base Indenture”), as supplemented by the Seventeenth Supplemental Indenture, dated as of April 21, 2022, by and between the Company and the Trustee (the “Supplemental Indenture”). The Base Indenture, as supplemented by the Supplemental Indenture, is referred to herein as the “Indenture”.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Indenture, the Initial Notes and the Exchange Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that (i) the Company has been duly incorporated, is validly existing and in good standing under the laws of Iowa and has all requisite power to execute, deliver and perform its obligations under the Indenture and the Exchange Notes; (ii) the execution and delivery of the Indenture and the Exchange Notes by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate the charter or bylaws of the Company or any law, regulation, order, judgment or decree applicable to the Company; and (iii) the Indenture and the Exchange Notes have been duly executed and delivered by the Company.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Iowa and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of Iowa, the United States of America and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Jeffery B. Erb
Jeffery B. Erb Vice President, Chief Corporate Counsel & Corporate Secretary